SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   _________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported) December 7, 1998.



                           Key Energy Services, Inc.
               (Exact Name of Registrant as Specified in Charter)


           Maryland              1-8038                   04-2648081
(State or Other Jurisdiction  (Commission               (IRS Employer
    of Incorporation)         File Number)            Identification No.)


  Two Tower Center,  20th Floor,  East Brunswick,   New Jersey     08816
         (Address of Principal Executive Offices)                (Zip Code)


Registrant's Telephone number, including area code: (732) 247-4822


                             Key Energy Group, Inc.
                          ____________________________

         (Former Name or Former Address, if Changed Since Last Report)

Item 5.     Other Events

On December 7, 1998, the Registrant announced the implementation of a company-wide restructuring plan, the terms of which are more fully described in the Press Release dated December 7, 1998 attached as Exhibit A hereto, which is incorporated herein by reference.

In addition, on December 8, 1998, at the Registrant's Annual Meeting of Stockholders, the Stockholders ratified a proposal to amend the Registrant's Articles of Incorporation to change the name of the Registrant from "Key Energy Group, Inc." to "Key Energy Services, Inc" On December 9, 1998, the Registrant filed Articles of Amendment with the Secretary of State of the State of Maryland and this name change became effective.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          Exhibit A         Press Release dated December 7, 1998.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     KEY ENERGY SERVICES, INC.



December 18, 1998                           By: ___________________________
                                                /s/ Francis D. John
                                                Francis D. John
                                                Chairman, President and
                                                Chief Executive Officer

                                                                    EXHIBIT A

For Immediate Release:                                 Contact: Jim Dean
Monday, December 7, 1998                                       (732) 247-4822


                     KEY ENERGY ANNOUNCES RESTRUCTURING AND
               CONSOLIDATION PLAN WITH SIGNIFICANT COST REDUCTIONS

EAST  BRUNSWICK,  N.J.,  Dec.  7, 1998 - Key  Energy  Group,  Inc.  (NYSE:  KEG)
announced today that it has commenced the implementation of a company-wide restructuring plan to significantly reduce operating costs. In connection with the restructuring plan and related non-recurring costs, expenses and fees, the company expects that it will incur a one-time, pretax charge of up to an estimated $15 million, or $0.82 per basic share, in the second fiscal quarter ending December 31, 1998. In addition to the $11 million to $12 million of cost savings and synergies the company estimates it has achieved as a result of its acquisition of Dawson Production Services, Inc., the restructuring plan announced today will result in the company ultimately saving an expected $9 million in additional costs on an annualized basis.

In addition, due to poor market conditions resulting from lower oil and gas prices as well as non-recurring costs and expenses related to the integration of recent acquisitions, the company estimates that it will incur an operating loss, not including the aforementioned restructuring charge, in the quarter ended December 31, 1998. The company currently estimates the operating loss to be in the range of $0.12 to $0.15 per basic share. Despite the expected operating loss, the company's after-tax cash flow, defined as net income plus non-cash depreciation, depletion, and amortization charges plus deferred income tax expense, is expected to increase from the first quarter level of $0.80 per share based on results and activity levels experienced during the quarter to date.

Francis D. John, Chairman, President and Chief Executive Officer stated, "We are aggressively cutting operating and overhead costs in all areas of the company, including a substantial salary reduction for senior management. With depressed oil prices and with the expectation that they will remain low for the foreseeable future, management has focused its efforts on maintaining or increasing market share while reducing cash operating and capital costs at all levels." Mr. John added, "Cash flow per share for the quarter is expected to increase over the previous quarter and previous year's quarter, despite reporting the expected operating loss. Our successful efforts in consolidating the domestic onshore well service business have strengthened our long-term viability in this period of uncertainty. Key has demonstrated its ability to be a low-cost service provider in all aspects of its business."

Key Energy is the world's largest well servicing firm, owning approximately 1,424 well service rigs, 1,121 oilfield trucks and 74 drilling rigs. The company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production. The company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina and Canada.